Exhibit B-122

               Articles of Organization
(Submit in duplicate with filing with filing fee of $105)

1.   The name of the limited liability company is:
     GlobalUtilityExchange.com, LLC

     (Must include "Limited Liability Company,"
     "Limited Company," "LC," "L.L.C.," or "LLC")

2. The purpose(s) for which the limited liability company is organized: to engage in business-related electronic commerce ventures, and any other lawful activities and purposes

3.   The name and address of the limited liability
     Company's registered agent in Missouri is:

                 Street Address:  May
                 not use P.O. Box
                 unless street address
Name             also provided           City/State/Zip
---------------- ---------------------   -------------
Corporation      221 Bolivar Street      Jefferson
Service Company                          City, MO,
d/b/a CSC-                               65101
Lawyers
Incorporating
Service Company

4.   The management of the limited liability Company is
     vested in one or more managers.   (X) Yes   ( ) No

5. The events, if any, on which the limited liability company is to dissolve or the number of years the limited liability company is to continue, which may be any number or perpetual: perpetual

6.   The name(s) and address(es) of each organizer:

     Eric Carter
     10740 Nall, Suite 230
     Overland Park, KS 66211

7.   For tax purposes, is the limited liability company
     considered a corporation?   ( ) Yes   (X) No

7.   The effective date of this document is the date it
     is filed by the Secretary of State of Missouri, unless
     you indicate a figure date, as follows:
     ______________________________________________
     (Date may not be more than 90 days after the filing date in this office)

In Affirmation thereof, the facts stated above are true:

/s/  Eric Carter         Eric Carter    Organizer
     (signature)               (Printed Name)